Exhibit (d)(2)

152 West 57th Street, New York, NY 10019

June 6, 2023

CONFIDENTIAL

L Catterton Management Limited

599 W Putnam Ave.

Greenwich, CT 06830

ATTN: Daniel Reid, General Counsel

Email: [REDACTED]

Confidentiality Agreement

Ladies and Gentlemen:

In connection with a potential negotiated strategic transaction between Thorne HealthTech, Inc., a Delaware corporation (“we” or the “Company”) and L Catterton Management Limited (“you” or “Bidder”) (any such transaction being referred to herein as a “Transaction”), it is expected that each of the parties hereto will convey, furnish or otherwise make available to the other party and its Representatives (as defined below), Confidential Information (as defined below) for purposes of evaluating, negotiating, and consummating a Transaction (the “Purpose”). Each of the parties hereto hereby agrees to treat all Confidential Information of the other party hereto, all Evaluation Material (as defined below), and all Transaction Information (as defined below) in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions set forth herein. The party hereto conveying, furnishing or otherwise making available Confidential Information hereunder is sometimes referred to herein, in such capacity, as the “Disclosing Party” and the party hereto receiving any such Confidential Information is sometimes referred to herein, in such capacity, as the “Receiving Party.”

For purposes of this letter agreement, the following terms have the following respective meanings:

The capitalized term “Confidential Information” means all information, data, documents or materials concerning the Disclosing Party or any of its subsidiaries (including, without limitation, all information and other data about the Disclosing Party or any of its subsidiaries’ business, capital structure, business plans, market positioning, operations, financial condition, results of operations, strategies, projections, forecasts, budgets, prospects, customers, competitors, technology, products, product roadmaps, intellectual property, trade secrets and know how, personnel, assets, properties and liabilities) conveyed, furnished or otherwise made available by the Disclosing Party or any of its Representatives to the Receiving Party or any of its Representatives, on or following May 8, 2023, in connection with a Transaction, whether in written, electronic or other form or medium or conveyed verbally. The capitalized term “Evaluation Material” means all reports, studies, analyses, interpretations, compilations, memoranda, notes and any other written or electronic materials prepared by the Receiving Party or any of its Representatives to the extent such materials contain, reflect or are derived or based, in whole or in part, upon any Confidential Information of the Disclosing Party. Notwithstanding the foregoing or anything to the contrary set forth herein, for purposes of this letter agreement, the capitalized term “Confidential Information” does not mean or include information which the Receiving Party can demonstrate (a) is already or becomes available or known to the Receiving Party or any of its Representatives on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided that such source is not known by the Receiving Party or any of its Representatives (in each case, after reasonable inquiry) to be bound by a confidentiality agreement with, or other direct or indirect obligation of confidentiality to, the Disclosing Party or any of its Representatives, (b) is or becomes generally known to the public other than as a result of a disclosure by the Receiving Party or any of its Representatives in breach of this letter agreement or any other obligation of confidentiality, or (c) is or was independently developed by the Receiving Party or any of its Representatives without any reference to or use of any Confidential Information or Evaluation Material and without violation of any provision of this letter agreement.

All references herein to a party’s “Representatives” means and includes such party’s wholly-owned subsidiaries’ and its and their respective directors, officers and other employees, legal counsel, accountants, financial advisors and other similar professional advisors, consultants, agents or other representatives; provided, however, that, in the case of Bidder, “Representatives” expressly excludes (a) any portfolio company of Bidder, including any portfolio company of any affiliate or affiliated fund of Bidder, and (b) any potential co-bidder with you for the Transaction or potential source of equity or debt capital or equity or debt financing in connection with a Transaction (any such potential co-bidder or source of capital or financing, a “Financing Source”) unless the Company consents in writing to make such Financing Source a “Representative” of Bidder under this letter agreement, in which event such Financing Source shall become Bidder’s “Representative” for all purposes of and under this letter agreement (a Financing Source which has received approval to be a Representative, an “Approved Financing Source”).

All references herein to a “person” will be broadly interpreted to include, without limitation, the media and any corporation, company, partnership, limited liability company, trust, association, joint venture, governmental or regulatory body or agency or other entity or individual, and the term “affiliate” will have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All references herein to a “group” shall have the meaning given to that term (or as that term is used) in Section 13(d)(3) of the Exchange Act.

1. Each Receiving Party hereby agrees that it and its Representatives (a) will use Confidential Information of the Disclosing Party and all Evaluation Material derived therefrom solely for the Purpose and will not use any such Confidential Information or Evaluation Material for any other purpose, and (b) except as otherwise provided by Section 3 of this letter agreement, will keep all Confidential Information of the Disclosing Party and all Evaluation Material derived therefrom confidential and not disclose any Confidential Information of the Disclosing Party or any Evaluation Material derived therefrom to any person other than its Representatives who need to know such information solely for the Purpose (it being understood that such Representatives will be informed by the Receiving Party of the confidential nature of such information). Each Receiving Party further agrees that it and its Representatives will undertake commercially reasonable precautions to safeguard and protect the confidentiality of the Confidential Information of the Disclosing Party and the Evaluation Material derived therefrom and to prevent its and its Representatives from prohibited or unauthorized disclosure or uses of the Confidential Information of the Disclosing Party and the Evaluation Material derived therefrom.

2. Except as otherwise provided by Section 3 hereof, each party hereto hereby agrees that neither it nor any of its Representatives will, directly or indirectly, discuss with or disclose to any person the fact that (a) the parties have entered into this letter agreement or the terms and conditions hereof, (b) Confidential Information has been made available to the Receiving Party or any of its Representatives, (c) either of the parties may be considering a Transaction and any potential terms, conditions or facts with respect to a Transaction, the status thereof or any investment arrangements designed to effect or facilitate a Transaction, (d) the parties or their Representatives have had, are having, or propose to have any discussions or negotiations with respect to a Transaction or that such party or its Representatives have conducted due diligence or attended management meetings with the other party or its Representatives, or (e) if applicable, that the parties have ceased, terminated or are otherwise no longer holding discussions or negotiations with respect to a Transaction (the matters referenced in the preceding clauses (a)-(e), inclusive, being referred to herein as “Transaction Information”). Notwithstanding anything herein to the contrary, nothing herein shall prohibit the Company from making any disclosures or announcements regarding the solicitation or negotiation of a Transaction, so long as the Company does not specifically identify the Bidder in such disclosure or announcement. You hereby further agree that you and your Representatives will use the Transaction Information solely for the Purpose and will not use any such Transaction Information for any other purpose.

3. In the event that the Receiving Party or any of its Representatives is required by law or regulation (including the rules and regulation of self-regulatory organizations), listing standard, or by any judicial, administrative, arbitral or other similar proceeding or legal process (including by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) (“Law”) to disclose any Confidential Information of the Disclosing Party, the Evaluation Material derived therefrom, or Transaction Information or to make any other disclosure prohibited by this letter agreement in connection with any judicial, administrative, arbitral, or similar proceedings, in advance of such disclosure the Receiving Party will, unless and solely to the extent expressly prohibited by applicable Law, (a) promptly notify the Disclosing Party of such requirement, along with, to the extent applicable, a copy of any applicable notices describing such requirement, the circumstances surrounding such requirements, the reason that such disclosure is required and the time and place such disclosure is expected to be made, (b) provide the Disclosing Party with a copy, description and/or list (as applicable) of any such Confidential Information, Evaluation Material or Transaction Information the Receiving Party or any of its Representatives (as the case may be) intends or proposes to disclose in response to such requirement, and (c) reasonably cooperate with the Disclosing Party if and to the extent the Disclosing Party may seek to prevent or limit such disclosure, including, if requested by the Disclosing Party, taking all reasonable steps and cooperating with the Disclosing Party (at the Disclosing Party’s expense) to resist or avoid any such disclosure. If the Receiving Party or any of its Representatives (as the case may be) and the Disclosing Party are unable to obtain a protective order preventing the required disclosure of such Confidential Information, Evaluation Material or Transaction Information, and the Disclosing Party refuses or fails to grant a waiver of the confidentiality restrictions set forth in this letter agreement after a request therefor is made by the Receiving Party or its Representatives (as the case may be) in writing (such request to be made as soon as reasonably practicable to allow the Disclosing Party a reasonable amount of time to respond thereto), the Receiving Party or its Representatives (as the case may be) may, on advice of counsel, disclose such Confidential Information, Evaluation Material or Transaction Information without liability hereunder, provided that the Receiving Party or its Representatives (as the case may be) disclose only that portion of such Confidential Information, Evaluation Material or Transaction Information that the Receiving Party or any of its Representatives (as the case may be), on advice of counsel, is required by Law to disclose and the Receiving Party and its Representatives use their respective commercially reasonable efforts (at the Disclosing Party’s expense) to obtain assurances that confidential treatment will be accorded to such Confidential Information, Evaluation Material or Transaction Information, as applicable. Notwithstanding the foregoing, no such notice shall be required by the Receiving Party or any of its Representatives in connection with any routine audit or examination by a bank examiner or regulatory authority that is not in connection with, and does not reference, the Disclosing Party, a Transaction, Confidential Information, Evaluation Material, or Transaction Information. Notwithstanding any disclosure of Confidential Information, Evaluation Material or Transaction Information pursuant to this Section 3, the Receiving Party and its Representatives will continue to otherwise comply with the obligations of confidentiality and other obligations hereunder with respect to such Confidential Information, Evaluation Material or Transaction Information during the term hereof.

4. You hereby agree that beginning on the date of this letter agreement neither you nor any of your Representatives (acting for your or any of your affiliates’ benefit, on your or any of your affiliates’ behalf, or at your or any of your affiliates’ direction) will have any discussions or other communications, or enter into any agreement, arrangement or understanding, whether formal or informal and whether or not binding, with any other prospective bidder for the Company with respect to (i) whether or not you or such other prospective bidder will make a bid or offer in connection with a Transaction or any other transaction involving the Company or any of its subsidiaries, or (ii) the price that you or such other bidder may bid or offer in connection with a Transaction or any other transaction involving the Company or any of its subsidiaries.

5. You hereby agree that beginning on the date of this letter agreement neither you nor any of your Representatives (acting for your or any of your affiliates’ benefit, on your or any of your affiliates’ behalf, or at your or any of your affiliates’ direction) will, directly or indirectly, without the prior written consent of the Company, (a) contact any third party (other than an Approved Financing Source) who may participate with you in a Transaction, whether as a co-investor, strategic partner or otherwise, or who may provide debt or equity financing or other potential sources of capital in connection with a Transaction or any other transaction involving the Company or any of its subsidiaries to discuss a Transaction or any other transaction involving the Company or any of its subsidiaries in any manner whatsoever (including, without limitation, on a confidential or “no names” basis) or disclose any Confidential Information of the Company, any Evaluation Material derived therefrom, or any Transaction Information to any such third party, or (b) enter into any agreement, arrangement or understanding with any other person that has or would have the effect of requiring such person to provide you or any of your affiliates with equity or debt financing or other potential sources of capital on an exclusive basis in connection with a Transaction or any other transaction involving the Company or any of its subsidiaries, or that would have the effect of preventing, impairing or otherwise limiting the ability of any person to provide equity or debt financing or other potential sources of capital to any other person in connection with a Transaction or any other transaction involving the Company or any of its subsidiaries, whether or not such person becomes an Approved Financing Source, provided that you may retain an exclusive team at such sources pursuant to customary “tree” procedures. In addition, you hereby agree that you and your Representatives will not, directly or indirectly, discourage any financial institution or financial advisor from being retained by other bidders or potential bidders as advisors in connection with a Transaction or any other transaction involving the Company or any of its subsidiaries, provided that you may retain an exclusive team at such sources pursuant to customary “tree” procedures. You hereby agree that, if you or any of your Representatives are directly or indirectly contacted by a third party to discuss the possibility of participating with you in a Transaction, whether as a co-investor, strategic partner or otherwise, or the possibility of providing equity, debt or other type of financing for a Transaction, then you will promptly (and in any event within 24 hours) notify us of such contact (which notice will include, without limitation, the identity of the third party making such contact and the material terms and details of such discussions).

6. You hereby agree that, without the prior written consent of the Company, all communications from you or your Representatives to the Company in connection with a Transaction, including requests for Confidential Information regarding the Company or any of its subsidiaries, will be submitted only to the Chief Executive Officer, Chief Financial Officer, General Counsel of the Company, or such person or persons as the Company may from time to time designate in writing (email being sufficient) and, unless expressly directed to the contrary by the Company, not to any other personnel of the Company or any of its Representatives. You agree that you and your Representatives (acting for your or any of your affiliates’ benefit, on your or any of your affiliates’ behalf, or at your or any of your affiliates’ direction) will not engage in any discussions with the Company or any of its employees, customers, suppliers, vendors, service providers, joint venture partners, consultants, lenders, or other commercial or business counterparties in connection with a Transaction, or regarding any Transaction Information or Evaluation Material without the prior consent of the Company; provided that nothing herein shall prohibit contacts made in the ordinary course of business consistent with past practice and unrelated to the Transaction, the Confidential Information, the Evaluation Material or the Transaction Information and without use of or reference thereto.

7. You hereby agree that, beginning on the date of this letter agreement, except to the extent expressly authorized by the board of directors of the Company (or any authorized committee thereof) in advance, neither you nor any of your Representatives (acting for your or any of your affiliates’ benefit, on your or any of your affiliates’ behalf, or at your or any of your affiliates’ direction) will directly or indirectly have any formal or informal discussions or other communications, or directly or indirectly enter into any agreement, arrangement or understanding, whether formal or informal and whether or not binding, with any director, officer or other employee of the Company or any of its subsidiaries relating to (a) any retention, severance or other compensation, incentives or benefits that may be or become payable to any directors, officers or employees of the Company or any of its subsidiaries in connection with a Transaction or following the consummation thereof, (b) any equity rollover or other similar transaction, or any equity or other investment in the Company or any parent company thereof, or any affiliate of the Company or any parent company thereof, following the consummation of a Transaction, or (c) any directorship, employment, consulting arrangement or other similar association or involvement of any directors, officers or other employees of the Company or any of its subsidiaries with the Company or any of its subsidiaries or any parent company thereof, or affiliate of the Company or any of its subsidiaries or any parent company thereof, following the consummation of a Transaction.

8. Each party hereto hereby acknowledges that it is aware, and that it will advise its Representatives (acting for your or any of your affiliates’ benefit, on your or any of your affiliates’ behalf, or at your or any of your affiliates’ direction) who are informed as to the matters which are the subject of this letter agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

9. The Receiving Party hereby acknowledges and agrees that, other than those representations and warranties that may be made to the Receiving Party or its affiliates in a definitive written agreement with respect to a Transaction (when, as, and if executed, and subject to such limitations and restrictions as may be specified therein), none of the Disclosing Party or any of its Representatives have made or makes, and the Receiving Party and its Representatives have not relied upon and will not rely upon, any representation or warranty, express or implied, with respect to the business, operations, assets, financial performance, or prospects of the Disclosing Party or any of its subsidiaries, or any other matter, or as to the accuracy or completeness of any statement or information, including any Confidential Information of the Disclosing Party or any Evaluation Material derived therefrom. The Receiving Party hereby agrees that, except as may be expressly set forth in such definitive written agreement, none of the Disclosing Party or its Representatives will have any liability to the Receiving Party or any of its Representatives or any other person, including, without limitation, in contract, tort or under federal or state securities laws, relating to or resulting from the use of any Confidential Information of the Disclosing Party or any Evaluation Material derived therefrom by the Receiving Party or any of its Representatives or any errors therein or omissions therefrom, whether such Confidential Information or Evaluation Material is provided before or after entering into a definitive written agreement, and none of the Receiving Party or any of its Representatives will make any claims whatsoever with respect to or arising out of the Confidential Information of the Disclosing Party or for any errors therein or omissions therefrom. Each party acknowledges and agrees that its determination to engage in a Transaction, if any, will be based solely on the terms of such definitive written agreement and on such party’s own investigation, analysis, and assessment of the other party and its affiliates. Nothing herein, nor any disclosure contemplated hereby, shall be deemed to transfer to the Receiving Party, any of its Representatives, or any other person any interest in, or confer in the Receiving Party or any other person any right (including, without limitation, intellectual property right) over, the Confidential Information of the Disclosing Party whatsoever beyond those interests and rights expressly provided for in this letter agreement. The Disclosing Party and its Representatives expressly disclaim any duty (express or implied) to update, supplement or correct any Confidential Information of the Disclosing Party disclosed under this letter agreement regardless of the circumstances.

10. Each party hereto hereby agrees that, unless and until a definitive written agreement between the Company and the Bidder (or their respective affiliates) with respect to a Transaction has been executed and delivered by each of the parties thereto, no party hereto will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this letter agreement or any written or oral expression with respect to a Transaction by any party hereto or any of its Representatives except, in the case of this letter agreement, for the matters specifically agreed to herein. Each party hereto hereby further acknowledges and agrees that (a) the other party or parties hereto shall have no obligation to authorize or pursue the Transaction, and (b) no party hereto has, as of the date hereof, authorized any Transaction. In addition, each party hereto acknowledges and agrees that the other party or parties hereto reserves the right, in its sole and absolute discretion, to reject any and all proposals made by such party or any of its Representatives with regard to a Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with such party or parties or with any other person at any time. You acknowledge and agree that the Company reserves the right to conduct, directly or through any of its Representatives, any process for any other transaction, if and as it in its sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person).

11. The Disclosing Party may decide at any time to terminate further access by the Receiving Party to, and its review of, any Confidential Information of the Disclosing Party. Upon written request by the Disclosing Party, the Receiving Party and its Representatives will promptly (a) at the Receiving Party’s option, deliver to the Disclosing Party or destroy all Confidential Information of the Disclosing Party, and (b) destroy all Evaluation Material derived from the Confidential Information of the Disclosing Party, in each case to the extent in the possession or control of the Receiving Party or any of its Representatives, and will not retain any copies, extracts or other reproductions in whole or in part of such Confidential Information or Evaluation Material (including, to the extent practicable, expunging all such Confidential Information and Evaluation Material from any computer, word processor or other device containing such information), provided, however, that notwithstanding the foregoing, (i) the Receiving Party and its Representatives may retain copies of any Confidential Information and Evaluation Material if and to the extent required by applicable Law, provided that such Confidential Information and Evaluation Material is not used for any purpose other than compliance with such Law, (ii) neither the Receiving Party nor any of its Representatives will be required to destroy any electronic copy of any Confidential Information or Evaluation Material which is retained pursuant to such person’s bona fide document retention, electronic backup or archival procedures, and (iii) if a legal proceeding has been instituted to seek disclosure of any Confidential Information or Evaluation Material, or that may otherwise implicate any such Confidential Information or Evaluation Material, such Confidential Information and Evaluation Material may be retained and need not be destroyed unless and until such legal proceeding is settled or a final judgment with respect thereto is rendered, provided that personnel whose functions are not primarily legal in nature or who otherwise are not directly involved in such legal proceeding do not have access to such retained copies. If requested by the Disclosing Party, the Receiving Party will confirm to the Disclosing Party in writing (email being sufficient) that all such material has been so delivered or destroyed in compliance herewith. Regardless of the delivery or destruction of any Confidential Information or Evaluation Material required by this Section 11, any and all duties and obligations existing under this letter agreement with respect thereto will remain in full force and effect for so long as such information is retained by the Receiving Party or any of its Representatives notwithstanding the earlier termination of this letter agreement.

12. In consideration for being furnished with the Confidential Information relating to the Company and its subsidiaries, Bidder agrees that, during the Standstill Period (as defined below), none of Bidder, its affiliates (acting on your behalf), or any of their respective Representatives (acting for your or your affiliates’ benefit, on your or your affiliates’ behalf, or at your or your affiliates’ direction) will in any manner, directly or indirectly, acting alone or as part of a group:

(a) acquire, agree to acquire, or publicly propose or offer to acquire, whether by means of a private or open market purchase, a block trade, a tender or exchange offer, a merger, consolidation or other form of business combination transaction or in any other manner, (i) beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, any economic interest in, any right to direct the voting or disposition of, or any other right with respect to any securities of the Company or any of its subsidiaries, including through options, puts, calls, swaps or other derivative or convertible instruments, hedging contracts or any other form of transaction, agreement, arrangement or understanding (collectively, “Derivative Securities”), in each case, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such party) and whether or not any of the foregoing would give rise to beneficial ownership (as defined under Rule 13d-3 under the Exchange Act), or (ii) ownership of any indebtedness, businesses, properties or assets of the Company or any of its subsidiaries, in each case including any rights or options to acquire such ownership through derivative or any other form of transaction;

(b) seek or attempt to effect, or publicly propose or offer to effect, (i) any merger, consolidation or other form of business combination transaction in each case with respect to or in any way involving the Company or any of its subsidiaries, (ii) any acquisition of stock or assets (whether by private or open market purchase, a block trade, a tender or exchange offer or any other form of transaction) in each case with respect to or in any way involving the Company or any of its subsidiaries, or (iii) any recapitalization, restructuring, liquidation, dissolution or any other extraordinary transaction, in each case with respect to or in any way involving the Company or any of its subsidiaries;

(c) initiate, or induce or attempt to induce any other person or group to initiate, (i) any transaction of the type referenced in either of the foregoing clauses (a) and (b) of this Section 12, (ii) any stockholder proposal regarding the Company or any of its subsidiaries or any board of directors, management, business, strategies, policies or affairs thereof (whether binding or precatory in nature), or (iii) the calling, holding or convening of a stockholders’ meeting of the Company for any purpose;

(d) (i) seek or attempt to change, control or influence, or induce or attempt to induce any other person or group to seek or attempt to change, control or influence, the board of directors, management, business, strategies, policies or affairs of the Company or any of its subsidiaries, or (ii) seek or attempt, or induce or attempt to induce any other person or group to seek or attempt, to obtain representation on the board of directors of the Company or any of its subsidiaries, including in each case, without limitation, by means of a “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated pursuant to Section 14 of the Exchange Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)), contacting any person relating to any of the matters set forth in this Section 12 or seeking to influence, advise or direct the vote of any holder of voting securities of the Company or any of its subsidiaries;

(e) contact, or enter into any discussions or arrangements with, any person or group who has filed, or will (within ten (10) days thereafter) be required to file, a statement containing the information required by Rule 13d-1 under the Exchange Act, concerning any of the matters set forth in this Section 12;

(f) make any public announcement with respect to the restrictions of this Section 10, or take any action that might reasonably be expected to require the Company or its Representatives under applicable Law to make a public announcement regarding any of the matters referenced or described in this Section 12; or

(g) advise, assist, or knowingly encourage any other person or group (including serving as a financing source for any other person or group) in connection with any of the matters referenced or described in this Section 12.

The “Standstill Period” is the period commencing immediately after the execution of this letter agreement and ending (but only if Bidder is not in violation of this Section 12) upon the earliest to occur of: (i) 11:59 p.m., Pacific time, on the date that is one year after the date of this letter agreement; (ii) the date that any person other than Bidder or any of its affiliates has entered into a binding definitive agreement that has been duly approved by board of directors of the Company to acquire more than 50% of the outstanding voting securities of Company or assets of Company and its subsidiaries representing more than 50% of the consolidated earnings power of Company and its subsidiaries; or (iii) the date that Company files with the Securities and Exchange Commission a Schedule 14D-9 that does not recommend that Company’s stockholders reject a tender or exchange offer commenced by a third person other than Bidder or any of its affiliates that, if consummated, would result in such person’s acquisition of beneficial ownership of more than 50% of the outstanding voting securities of Company. For the avoidance of doubt, this Section 12 will not restrict Bidder from making any proposal regarding a Transaction directly to the board of directors of the Company on a confidential basis, but only if such proposal would not reasonably be expected to require Company, Bidder, or another person to make a public announcement or other public statement regarding this letter agreement, such proposal, a Transaction or any of the matters described in this Section 12.

13. You hereby agree that, for a period of twelve (12) months from the date of this letter agreement, none of you, your affiliates who receive Confidential Information or Evaluation Material, or any of your or their Representatives (acting for your or your affiliate’s benefit, on your or your affiliate’s behalf, or at your or your affiliate’s direction) will, directly or indirectly, solicit the employment or service of any individual who, during any period during which the parties are engaged in discussions regarding a Transaction, is a director, officer or employee of the Company or any of its subsidiaries; provided, however, that this letter agreement will not prohibit or otherwise restrict you from (i) publishing general advertisements or making general public solicitations (including through a third-party recruiting firm) for employment for any position not specifically targeted at any directors, officers, or employees of the Company or any of its subsidiaries, (ii) hiring any director, officer, or employee of the Company or any of its subsidiaries who responds to an advertisement or general solicitation that is not specifically targeted at any directors, officers, employees of the Company or any of its subsidiaries, or (iii) hiring any director, officer, or employee of the Company or any of its subsidiaries whose employment with the Company or its subsidiaries has been terminated for a period of no less than six (6) months at the time of such solicitation or hiring.

14. To the extent that any Confidential Information or Evaluation Materials may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal or regulatory proceedings or governmental investigations, the parties hereto understand and agree that it is their desire, intention and mutual understanding that the disclosure of such material is not intended to, and will not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege and any such Confidential Information and Evaluation Materials will remain entitled to all protection under these privileges, this letter agreement and the joint defense doctrine. Nothing in this letter agreement obligates any party hereto to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, and in the event of an inadvertent disclosure of any materials which may have the effect of waiving any such privilege, the Receiving Party and its Representatives agree to destroy any such materials promptly upon the request of the Disclosing Party or its Representatives.

15. Each party hereto hereby agrees to direct its Representatives to comply with the provisions of this letter agreement that apply to such party’s Representatives and restrain from prohibited and unauthorized disclosure or use of the Confidential Information, Evaluation Material or Transaction Information, and further agrees that it will be responsible and liable for any actions taken or omissions made by any of such party’s Representatives that are in violation of this letter agreement or do not comply with any instruction or direction required to be given to such Representatives under this letter agreement.

16. This letter agreement and all obligations herein shall terminate on the second anniversary of the date of this letter agreement; provided, however, that Sections 8 through 11, inclusive, and Sections 14 through 28, inclusive, shall survive any termination of this letter agreement; provided, further, that this provision shall not relieve any party from liability for any breach of this letter agreement prior to such termination.

17. Each party hereto hereby acknowledges and agrees that the other party hereto will be entitled to equitable relief (including, without limitation, injunction and specific performance) as a remedy for any breach or threatened breach of the terms of this letter agreement, and in furtherance thereof each party hereto further agrees (a) not to raise as a defense thereof that money damages would be an adequate remedy at law for any such breach or threatened breach or that any such breach or threatened breach should be compensable by an award of money damages, and (b) to waive any requirements for the securing or posting of any bond in connection with such a remedy. Such remedies will not be deemed to be the exclusive remedies for a breach by a party or its Representatives of this letter agreement but shall be in addition to all other remedies available at law or equity to the other party.

18. Except as expressly provided in this letter agreement or as may be contemplated by any definitive agreements, all costs and expenses incurred in connection with this letter agreement and the consideration, evaluation, negotiation and consummation by the parties of a Transaction, including, all fees of law firms, commercial banks, investment banks, accountants, public relations firms, experts and consultants, shall be paid by the party incurring such cost or expense.

19. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

20. Each party hereby acknowledges and agrees that no failure or delay by the other party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

21. This letter agreement sets forth the entire agreement between the Bidder and the Company regarding the subject matter hereof and supersedes all prior agreements, understandings, arrangements and discussions between the Bidder and its Representatives and the Company and its Representatives regarding the subject matter hereof.

22. This letter agreement may only be amended, modified or waived by a written instrument signed by you and the Company, which writing will only be effective to the extent that it expressly refers to the provision to be waived, modified or amended and sets forth the specific terms of such waiver, modification or amendment.

23. This letter agreement will benefit and bind successors and assigns of the Bidder and the Company. Any assignment of this letter agreement by either party hereto without the prior written consent of the other party will be void and of no effect, except that the Company may assign this letter agreement without the prior consent of Bidder to any acquiror of the Company or a majority of its voting securities or consolidated assets. This letter agreement is intended to be for the benefit of each party hereto and its affiliates and Representatives.

24. This letter agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this letter agreement or the negotiation, administration, performance, or enforcement of this letter agreement (collectively, “Relevant Matters”), is governed by, and construed in accordance with, the laws of the State of Delaware (including its statute of limitations) without regard to conflict of laws principles or other principle that would apply the laws of any other jurisdiction. Each party irrevocably submits to the jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for purposes of any action, suit, or proceeding resulting from, arising out of, that is in connection with, or relating to any Relevant Matter. Each party irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any such action, suit or proceeding in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING RESULTING FROM, ARISING OUT OF, THAT IS IN CONNECTION WITH, OR RELATING TO ANY RELEVANT MATTER.

25. This letter agreement also applies to any Confidential Information accessed through the Company’s electronic data room and supersedes any “click through” acknowledgement or agreement associated with any such electronic data room.

26. This letter agreement may be signed by facsimile or other electronic method and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

27. The Company acknowledges that (i) you and your affiliates are engaged in the business of private equity investing and may from time to time invest in entities that develop and utilize technologies, products or services that are similar to or competitive with those of the Company, and (ii) except for the express restrictions in this letter agreement, this letter agreement shall not prevent you or your affiliates from (a) engaging in or operating any business, (b) entering into any agreement or business relationship with any third party, or (c) evaluating or engaging in investment discussions with, or investing in, any third party, whether or not competitive with the Company or its affiliates. The Company acknowledges that you or your affiliates’ directors, officers or employees may serve as directors of portfolio companies of investment funds managed by you, and the Company agrees that such portfolio companies will not be deemed to have received Confidential Information, Evaluation Material or

Transaction Information solely because any such individual serves on the board of such portfolio company; provided, that (i) such individual does not use or receive any Confidential Information or Evaluation Material in its capacity as a director of any such portfolio company, (ii) such individual has not provided such portfolio company or any other director, officer, employee or other representative of such portfolio company with, or with access to, any Confidential Information, Evaluation Material or Transaction Information or used any such information in their capacity as such, and (iii) such portfolio company does not act at the direction of or with encouragement from you or any of your Representatives.

28. The letter agreement shall supersede and govern over any previous nondisclosure or confidentiality agreement entered between Company and L Catterton Management Limited or any of its affiliates solely for the periods following the effective date of this letter agreement.

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If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, whereupon this letter agreement will constitute our binding agreement with respect to the subject matter hereof.

Very truly yours,

THORNE HEALTHTECH, INC.

By:	/s/ Paul Jacobson
Name:	Paul Jacobson
Title:	Chief Executive Officer

CONFIRMED, ACCEPTED AND AGREED:

L CATTERTON MANAGEMENT LIMITED

By:	/s/ Daniel Reid
Name:	Daniel Reid
Title:	Authorized Signatory

[Signature Page to Confidentiality Agreement]